AMERICAN REPUBLIC INSURANCE COMPANY
           National Headquarters          Des Moines, Iowa 50334


                                                   February 21, 1997






Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  Opinion of Counsel
     American Republic Variable Annuity Account
     File No. 33-10417

Ladies/Gentlemen:

     As Counsel for American Republic Insurance Company, the undersigned is aware of and familiar with the registration statement filed with the Securities and Exchange Commission by American Republic Insurance Company as depositor for the American Republic Variable Annuity Account ("Separate Account") and the securities being offered by the Separate Account.

     Based on a review of the relevant documents and materials and on the basis of available information, the undersigned is of the opinion that the securities issued during fiscal year 1996 by the Separate Account were legally issued, fully paid and non-assessable.

/s/ Brent B. Green


Brent B. Green
Vice President
General Counsel